Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the Second Quarter 2022

SALISBURY, MD – August 1, 2022 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $3.2 million, or $0.18 per share, for the three months ended June 30, 2022, a $1.0 million or 47.0% increase when compared to net income attributable to the Company of $2.2 million, or $0.12 per share, for the same period in 2021. For the six months ended June 30, 2022, the Company reported net income attributable to the Company of $5.3 million, or $0.29 per share, a $2.0 million or 62.6% increase when compared to net income attributable to the Company of $3.3 million, or $0.18 per share, for the same period in 2021.

As previously disclosed, on November 4, 2021, the Company and OceanFirst Financial Corp. (“OceanFirst”) announced that they have entered into a definitive agreement and plan of merger pursuant to which the Company will merge into OceanFirst, with OceanFirst surviving, and following which Virginia Partners and Delmarva will each successively merge with and into OceanFirst Bank, N.A., with OceanFirst Bank surviving each bank merger. At this time, OceanFirst has requested regulatory approvals; however, OceanFirst has not received a timeline for when the review process will be completed. The mergers remain subject to receipt of all required regulatory approvals and fulfillment of other customary closing conditions.

The Company’s results of operations for the three and six months ended June 30, 2022 were directly impacted by the following:

Positive Impacts:

•	An increase in net interest income due primarily to lower rates paid on average interest-bearing deposit balances, a decrease in average borrowings balances, an increase in average loan balances, an increase in average cash and cash equivalents balances and yields earned, and an increase in average investment securities balances and yields earned, which were partially offset by lower loan yields earned, and an increase in average interest-bearing deposit balances. Net interest income was negatively impacted during the three and six months ended June 30, 2022 due to lower net loan fees earned related to the forgiveness of loans originated and funded under the Paycheck Protection Program (“PPP”) of the Small Business Administration;

•	A higher net interest margin (tax equivalent basis);

•	A significantly lower provision for credit losses due to the current economic environment and the milder impact of the COVID-19 pandemic compared to June 30, 2021; and

•	Recording gains on other real estate owned as compared to losses for the same periods of 2021.

Negative Impacts:

•	Lower gains on sales and calls of investment securities;

•	Reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC and lower mortgage division fees at Delmarva;

•	Expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market, including opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021, and Delmarva opening its twelfth full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021; and

•	Merger related expenses of $157 thousand and $553 thousand were incurred during the three and six months ended June 30, 2022, respectively, in connection with the Company’s pending merger with OceanFirst.

As previously disclosed, on July 27, 2022, the Company’s board of directors declared a cash dividend of $0.025 per share, which is payable on August 19, 2022, to holders of record of its common stock as of the close of business on August 10, 2022.

For the three months ended June 30, 2022, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.76%, 9.51% and 68.89%, respectively, as compared to 0.55%, 6.44% and 72.30%, respectively, for the same period in 2021.

For the six months ended June 30, 2022, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.64%, 7.82% and 73.45%, respectively, as compared to 0.42%, 4.87% and 73.30%, respectively, for the same period in 2021.

The increase in net income attributable to the Company for the three months ended June 30, 2022, as compared to the same period in 2021, was driven by an increase in net interest income, a lower provision for credit losses and lower other expenses, and was partially offset by a decrease in other income and higher federal and state income taxes.

The increase in net income attributable to the Company for the six months ended June 30, 2022, as compared to the same period in 2021, was driven by an increase in net interest income and a lower provision for credit losses, and was partially offset by a decrease in other income, higher other expenses, and higher federal and state income taxes.

Interest Income and Expense – Three Months Ended June 30, 2022 and 2021

Net interest income and net interest margin

Net interest income in the second quarter of 2022 increased by $1.2 million, or 10.0%, when compared to the second quarter of 2021. The Company’s net interest margin (tax equivalent basis) increased to 3.16%, representing an increase of 8 basis points for the three months ended June 30, 2022 as compared to the same period in 2021. The increase in the net interest margin (tax equivalent basis) was primarily due to higher average balances of loans, higher average balances of and yields earned on average investment securities, higher average balances of and yields earned on interest bearing deposits in other financial institutions, higher yields earned on average federal funds sold, and lower rates paid on average interest-bearing liabilities, which were partially offset by a decrease in the yields earned on average loans, due primarily to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, lower average balances of federal funds sold, and higher average balances of interest-bearing liabilities. Total interest income increased by $519 thousand, or 3.7%, for the three months ended June 30, 2022, while total interest expense decreased by $656 thousand, or 28.7%, both as compared to the same period in 2021.

The most significant factors impacting net interest income during the three month period ended June 30, 2022 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to organic loan growth, which was partially offset by the forgiveness of loans originated and funded under the PPP;

•	Increases in average investment securities balances and higher investment securities yields, primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the low interest rate environment;

•	Increase in average interest bearing deposits in other financial institutions, partially offset by a decrease in average federal funds sold, primarily due to deposit growth outpacing loan growth, and higher yields on each due to higher interest rates over the comparable periods;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average interest bearing demand, money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from scheduled principal curtailments, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021.

Negative Impacts:

•	Lower loan yields, primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP.

Loans

Average loan balances increased by $69.0 million, or 6.3%, and average yields earned decreased by 0.33% to 4.59% for the three months ended June 30, 2022, as compared to the same period in 2021. The increase in average loan balances was primarily due to organic loan growth, including average growth of approximately $56.9 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. Organic loan growth continued to be negatively impacted by higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations. Total average loans were 70.3% of total average interest-earning assets for the three months ended June 30, 2022, compared to 70.9% for the three months ended June 30, 2021.

Investment securities

Average total investment securities balances increased by $15.0 million, or 11.4%, and average yields earned increased by 0.16% to 2.20% for the three months ended June 30, 2022, as compared to the same period in 2021. The increases in average total investment securities balances and average yields earned was primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the low interest rate environment. During the second quarter of 2021, accelerated pre-payments on mortgage-backed investment securities caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.9% of total average interest-earning assets for the three months ended June 30, 2022, compared to 8.6% for the three months ended June 30, 2021.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $19.8 million, or 2.2%, and average rates paid decreased by 0.28% to 0.49% for the three months ended June 30, 2022, as compared to the same period in 2021, primarily due to organic deposit growth, including average growth of approximately $21.2 million in interest-bearing deposits related to Virginia Partners’ recent expansion into the Greater Washington market, and a decrease in the average rate paid on interest bearing demand, money market and time deposits.

Borrowings

Average total borrowings decreased by $4.6 million, or 8.6%, and average rates paid were unchanged at 4.02% for the three months ended June 30, 2022, as compared to the same period in 2021. The decrease in average total borrowings balances was primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from scheduled principal curtailments, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021.

Interest Income and Expense – Six Months Ended June 30, 2022 and 2021

Net interest income and net interest margin

Net interest income during the first six months of 2022 increased by $2.1 million, or 9.5%, when compared to the first six months of 2021. The Company’s net interest margin (tax equivalent basis) increased to 3.08%, representing an increase of 2 basis points for the six months ended June 30, 2022 as compared to the same period in 2021. The increase in the net interest margin (tax equivalent basis) was primarily due to higher average balances of loans, higher average balances of and yields earned on average investment securities, higher average balances of and yields earned on average interest bearing deposits in other financial institutions, higher yields earned on average federal funds sold, and lower rates paid on average interest-bearing liabilities, which were partially offset by a decrease in the yields earned on average loans, due primarily to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, lower average balances of federal funds sold, and higher average balances of interest-bearing liabilities. Total interest income increased by $774 thousand, or 2.8%, for the six months ended June 30, 2022, while total interest expense decreased by $1.4 million, or 28.9%, both as compared to the same period in 2021.

The most significant factors impacting net interest income during the six months ended June 30, 2022 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to organic loan growth, which was partially offset by the forgiveness of loans originated and funded under the PPP;

•	Increases in average investment securities balances and higher investment securities yields, primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the low interest rate environment;

•	Increase in average interest bearing deposits in other financial institutions, partially offset by a decrease in average federal funds sold, primarily due to deposit growth outpacing loan growth, and higher yields on each due to higher interest rates over the comparable periods;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average interest bearing demand, money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced and scheduled principal curtailments, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, and offset by higher rates paid. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, both of which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Negative Impacts:

•	Lower loan yields, primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP.

Loans

Average loan balances increased by $70.8 million, or 6.6%, and average yields earned decreased by 0.33% to 4.60% for the six months ended June 30, 2022, as compared to the same period in 2021. The increase in average loan balances was primarily due to organic loan growth, including average growth of approximately $54.2 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. Organic loan growth continued to be negatively impacted by higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations. Total average loans were 70.3% of total average interest-earning assets for the six months ended June 30, 2022, compared to 71.5% for the six months ended June 30, 2021.

Investment securities

Average total investment securities balances increased by $10.1 million, or 7.8%, and average yields earned increased by 0.35% to 2.14% for the six months ended June 30, 2022, as compared to the same period in 2021. The increases in average total investment securities balances and average yields earned was primarily due to management of the investment securities portfolio in light of the Company’s liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the low interest rate environment. During the first six months of 2021, accelerated pre-payments on mortgage-backed investment securities caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.6% of total average interest-earning assets for the six months ended June 30, 2022, compared to 8.7% for the six months ended June 30, 2021.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $42.1 million, or 4.7%, and average rates paid decreased by 0.31% to 0.51% for the six months ended June 30, 2022, as compared to the same period in 2021, primarily due to organic deposit growth, including average growth of approximately $24.6 million in interest-bearing deposits related to Virginia Partners’ recent expansion into the Greater Washington market, and a decrease in the average rate paid on interest bearing demand, money market and time deposits.

Borrowings

Average total borrowings decreased by $18.6 million, or 27.4%, and average rates paid increased by 0.67% to 4.03% for the six months ended June 30, 2022, as compared to the same period in 2021. The decrease in average total borrowings balances was primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced and scheduled principal curtailments, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Provision for Credit Losses

The provision for credit losses in the second quarter of 2022 was $319 thousand, a decrease of $539 thousand, or 62.8%, when compared to the provision for credit losses of $858 thousand in the second quarter of 2021. The decrease in the provision for credit losses during the three months ended June 30, 2022, as compared to the same period of 2021, was primarily due to a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment, which was partially offset by higher net charge-offs, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth. The provision for credit losses during the first six months of 2022 was $384 thousand, a decrease of $2.2 million, or 85.2%, when compared to the provision for credit losses of $2.6 million during the first six months of 2021. The decrease in the provision for credit losses during the six months ended June 30, 2022, as compared to the same period of 2021, was primarily due to a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment, and the reversal of a specific reserve on one loan relationship due to a large principal curtailment and improved performance, which were partially offset by higher net charge-offs, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth.

The provision for credit losses during the three and six months ended June 30, 2022, as well as the allowance for credit losses as of June 30, 2022, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of June 30, 2022, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic. In addition, as of June 30, 2022, all of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have been paid off.

Other Income

Other income in the second quarter of 2022 decreased by $763 thousand, or 34.4%, when compared to the second quarter of 2021. Key changes in the components of other income for the three months ended June 30, 2022, as compared to the same period in 2021, are as follows:

•	Service charges on deposit accounts increased by $67 thousand, or 37.1%, due primarily to increases in overdraft fees as a result of the easing of restrictions and the lifting of lockdowns in the Company’s markets of operation and Virginia Partners no longer automatically waiving overdraft fees which was previously done in an effort to provide all necessary financial support and services to its customers and communities, both as related to the ongoing COVID-19 pandemic as compared to the same period of 2021;

•	Gains on sales and calls of investment securities decreased by $6 thousand, or 100.0%, due primarily to Virginia Partners recording gains of $6 thousand on sales or calls of investment securities during the second quarter of 2021, as compared to recording no gains on sales or calls of investment securities during the same period of 2022;

•	Impairment (loss) on restricted stock increased from zero to $1 thousand, due primarily to Virginia Partners recording the final write-down of its investment in Maryland Financial Bank, which had been going through an orderly liquidation;

•	Mortgage banking income decreased by $513 thousand, or 54.6%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a lower volume of loan closings as compared to the same period in 2021;

•	Gains on sales of other assets decreased by less than $1 thousand, or 100.0%, as a result of Delmarva recording an additional gain related to the sale of its VISA credit card portfolio during the first quarter of 2021. There were no gains on sales of other assets for the same period of 2022; and

•	Other income decreased by $309 thousand, or 28.4%, due primarily to lower mortgage division fees at Delmarva, Virginia Partners recording lower fees from its participation in a loan hedging program with a correspondent bank, and decreases in ATM fees, which were partially offset by increases in debit card income and Delmarva recording higher earnings on bank owned life insurance policies due to additional purchases made in 2021.

Other income for the six months ended June 30, 2022 decreased by $1.7 million, or 38.6%, when compared to the six months ended June 30, 2021. Key changes in the components of other income for the six months ended June 30, 2022, as compared to the same period in 2021, are as follows:

•	Service charges on deposit accounts increased by $121 thousand, or 34.6%, due primarily to increases in overdraft fees as a result of the easing of restrictions and the lifting of lockdowns in the Company’s markets of operation and Virginia Partners no longer automatically waiving overdraft fees which was previously done in an effort to provide all necessary financial support and services to its customers and communities, both as related to the ongoing COVID-19 pandemic as compared to the same period of 2021;

•	Gains on sales and calls of investment securities decreased by $20 thousand, or 100.0%, due primarily to Virginia Partners recording gains of $20 thousand on sales or calls of investment securities during the first six months of 2021, as compared to recording no gains on sales or calls of investment securities during the same period of 2022;

•	Impairment (loss) on restricted stock increased from zero to $1 thousand, due primarily to Virginia Partners recording the final write-down of its investment in Maryland Financial Bank, which had been going through an orderly liquidation;

•	Mortgage banking income decreased by $1.4 million, or 66.0%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a lower volume of loan closings as compared to the same period in 2021;

•	Gains on sales of other assets decreased by $1 thousand, or 100.0%, as a result of Delmarva selling its VISA credit card portfolio during the first quarter of 2021. There were no gains on sales of other assets for the same period of 2022; and

•	Other income decreased by $433 thousand, or 21.8%, due primarily to lower mortgage division fees at Delmarva, Virginia Partners recording lower fees from its participation in a loan hedging program with a correspondent bank, and decreases in ATM fees, which were partially offset by increases in debit card income and Delmarva recording higher earnings on bank owned life insurance policies due to additional purchases made in 2021.

Other Expenses

Other expenses in the second quarter of 2022 decreased by $196 thousand, or 1.9%, when compared to the second quarter of 2021. Key changes in the components of other expenses for the three months ended June 30, 2022, as compared to the same period in 2021, are as follows:

•	Salaries and employee benefits increased by $29 thousand, or 0.5%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland, merit increases, payroll taxes and benefit costs, and bonus accruals. In addition, due to the decrease in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, salaries and employee benefits decreased due to a decrease in commissions expense paid;

•	Premises and equipment increased by $182 thousand, or 15.0%, primarily due to increases related to Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021 and Virginia Partners opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021;

•	Amortization of core deposit intangible decreased by $20 thousand, or 13.1%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	(Gains) losses and operating expenses on other real estate owned increased by $154 thousand, or 101.4%, primarily due to valuation adjustments being recorded on properties during the second quarter of 2021 as compared to no valuation adjustments being recorded during the same period of 2022, and lower expenses related to other real estate owned;

•	Merger related expenses increased from zero to $157 thousand, primarily due to legal fees and other costs associated with the pending merger with OceanFirst; and

•	Other expenses decreased by $389 thousand, or 12.5%, primarily due to lower expenses related to legal, subscriptions and publications, insurance, data and item processing, loans, debit/credit/merchant card transactions and other professional fees, which were partially offset by higher expenses related to advertising, printing and postage, FDIC insurance assessments, ATM, telephone and data circuits, and travel and entertainment.

Other expenses for the six months ended June 30, 2022 increased by $350 thousand, or 1.8%, when compared to the six months ended June 30, 2021. Key changes in the components of other expenses for the six months ended June 30, 2022, as compared to the same period in 2021, are as follows:

•	Salaries and employee benefits increased by $134 thousand, or 1.2%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland, merit increases, payroll taxes and benefit costs, stock-based compensation expense and bonus accruals. In addition, due to the decrease in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, salaries and employee benefits decreased due to a decrease in commissions expense paid;

•	Premises and equipment increased by $406 thousand, or 16.4%, primarily due to increases related to Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021 and Virginia Partners opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021;

•	Amortization of core deposit intangible decreased by $40 thousand, or 13.0%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	(Gains) losses and operating expenses on other real estate owned increased by $158 thousand, or 106.4%, primarily due to valuation adjustments being recorded on properties during the first six months of 2021 as compared to no valuation adjustments being recorded during the same period of 2022, and lower expenses related to other real estate owned;

•	Merger related expenses increased from zero to $553 thousand, primarily due to legal fees and other costs associated with the pending merger with OceanFirst; and

•	Other expenses decreased by $545 thousand, or 9.0%, primarily due to lower expenses related to legal, subscriptions and publications, insurance, data and item processing, other losses, and other professional fees, which were partially offset by higher expenses related to advertising, printing and postage, FDIC insurance assessments, consulting, ATM, Virginia Partners state franchise tax, and travel and entertainment.

Federal and State Income Taxes

Federal and state income taxes for the three months ended June 30, 2022 increased by $252 thousand, or 37.4%, when compared to the three months ended June 30, 2021. This increase was due primarily to higher consolidated income before taxes, higher merger related expenses, which are typically non-deductible, and lower earnings on tax-exempt income, primarily tax-exempt investment securities. For the three months ended June 30, 2022, the Company’s effective tax rate was approximately 22.5% as compared to 23.8% for the same period in 2021.

Federal and state income taxes for the six months ended June 30, 2022 increased by $615 thousand, or 61.1%, when compared to the six months ended June 30, 2021. This increase was due primarily to higher consolidated income before taxes, higher merger related expenses, which are typically non-deductible, and lower earnings on tax-exempt income, primarily tax-exempt investment securities. For the six months ended June 30, 2022, the Company’s effective tax rate was approximately 23.5% as compared to 23.6% for the same period in 2021.

Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three and six months ended June 30, 2022 and 2021.

Balance Sheet

Changes in key balance sheet components as of June 30, 2022 compared to December 31, 2021 were as follows:

•	Total assets as of June 30, 2022 were $1.69 billion, an increase of $45.3 million, or 2.8%, from December 31, 2021. Key drivers of this change were increases in investment securities available for sale, at fair value, and total loans held for investment, which were partially offset by decreases in cash and cash equivalents;

•	Interest bearing deposits in other financial institutions as of June 30, 2022 were $275.6 million, a decrease of $22.4 million, or 7.5%, from December 31, 2021. Key drivers of this change were an increase in investment securities available for sale, at fair value, which was partially offset by total deposit growth outpacing total loan growth and the Company repositioning its excess liquidity in order to earn higher amounts of interest income;

•	Federal funds sold as of June 30, 2022 were $24.7 million, a decrease of $3.3 million, or 11.8%, from December 31, 2021. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of June 30, 2022 were $135.4 million, an increase of $13.4 million, or 11.0%, from December 31, 2021. Key drivers of this change were management of the investment securities portfolio in light of the Company’s liquidity needs, which were partially offset by two higher yielding investment securities being called, and an increase in unrealized losses on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $1.9 million as of June 30, 2022 were $1.17 billion, an increase of $52.3 million, or 4.7%, from December 31, 2021. The key driver of this change was an increase in organic growth, including growth of approximately $30.5 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by forgiveness payments received of approximately $7.9 million under round two of the PPP. As of June 30, 2022, approximately $247 thousand in loans under round two of the PPP were still outstanding;

•	Total deposits as of June 30, 2022 were $1.50 billion, an increase of $52.5 million, or 3.6%, from December 31, 2021. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, and customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty and volatility in stock and other investment markets;

•	Total borrowings as of June 30, 2022 were $49.2 million, a decrease of $67 thousand, or 0.1%, from December 31, 2021. Key drivers of this change was a decrease in long-term borrowings with the Federal Home Loan Bank resulting from scheduled principal curtailments, which was partially offset by an increase in Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC’s warehouse line of credit with another financial institution; and

•	Total stockholders’ equity as of June 30, 2022 was $134.8 million, a decrease of $6.6 million, or 4.7%, from December 31, 2021. Key drivers of this change were an increase in accumulated other comprehensive (loss), net of tax, and cash dividends paid to shareholders, which were partially offset by the net income attributable to the Company for the six months ended June 30, 2022, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards.

Changes in key balance sheet components as of June 30, 2022 compared to June 30, 2021 were as follows:

•	Total assets as of June 30, 2022 were $1.69 billion, an increase of $81.2 million, or 5.0%, from June 30, 2021. Key drivers of this change were increases in investment securities available for sale, at fair value, and total loans held for investment, which were partially offset by decreases in cash and cash equivalents;

•	Interest bearing deposits in other financial institutions as of June 30, 2022 were $275.6 million, an increase of $28.0 million, or 11.3%, from June 30, 2021. Key drivers of this change were total deposit growth outpacing total loan growth and the Company repositioning its excess liquidity in order to earn higher amounts of interest income, which were partially offset by an increase in investment securities available for sale, at fair value, and decreases in long-term borrowings with the Federal Home Loan Bank and subordinated notes payable, net;

•	Federal funds sold as of June 30, 2022 were $24.7 million, a decrease of $41.9 million, or 62.9%, from June 30, 2021. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of June 30, 2022 were $135.4 million, an increase of $16.5 million, or 13.8%, from June 30, 2021. Key drivers of this change were management of the investment securities portfolio in light of the Company’s liquidity needs and lower accelerated prepayments on mortgage-backed investment securities in the low interest rate environment, which were partially offset by higher yielding investment securities being called and an increase in unrealized losses on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $1.9 million as of June 30, 2022 were $1.17 billion, an increase of $77.7 million, or 7.1%, from June 30, 2021. Key drivers of this change were an increase in organic growth, including growth of approximately $63.5 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by forgiveness payments received of approximately $25.9 million under rounds one and two of the PPP. As of June 30, 2022, approximately $247 thousand in loans under round two of the PPP were still outstanding;

•	Total deposits as of June 30, 2022 were $1.50 billion, an increase of $87.6 million, or 6.2%, from June 30, 2021. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, and customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty and volatility in stock and other investment markets;

•	Total borrowings as of June 30, 2022 were $49.2 million, a decrease of $2.7 million, or 5.2%, from June 30, 2021. Key drivers of this change were a decrease in long-term borrowings with the Federal Home Loan Bank resulting from scheduled principal curtailments, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021; and

•	Total stockholders’ equity as of June 30, 2022 was $134.8 million, a decrease of $2.6 million, or 1.9%, from June 30, 2021. Key drivers of this change were an increase in accumulated other comprehensive (loss), net of tax, and cash dividends paid to shareholders, which were partially offset by the net income attributable to the Company for the period July 1, 2021 through June 30, 2022, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards.

As of June 30, 2022, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following table depicts the net charge-off activity for the three and six months ended June 30, 2022 and 2021:

Net Charge-off Activity	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in Thousands	2022	2021	2022	2021
Net charge-offs	$826	$300	$981	$491
Net charge-offs/Average loans*	0.29%	0.11%	0.17%	0.09%

*  Annualized for the three and six months ended June 30, 2022 and 2021, respectively.

The following table depicts the level of the allowance for credit losses as of June 30, 2022, December 31, 2021 and June 30, 2021:

Allowance for Credit Losses

Dollars in Thousands	June 30, 2022	December 31, 2021	June 30, 2021
Allowance for credit losses	$14,059	$14,656	$15,310
Allowance for credit losses/Period end loans	1.20%	1.31%	1.40%
Allowance for credit losses/Period end loans (excluding PPP loans)	1.20%	1.32%	1.44%
Allowance for credit losses/Nonaccrual loans	307.37%	163.55%	220.57%
Allowance for credit losses/Nonperforming loans	307.37%	163.55%	203.59%

As of June 30, 2022, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

The following table depicts the unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners:

Unamortized Discounts on Acquired Loans

Dollars in Thousands	June 30, 2022	December 31, 2021	June 30, 2021
Unamortized discounts on acquired loans	$1,909	$2,329	$3,223

The following table depicts the level of nonperforming assets as of June 30, 2022, December 31, 2021 and June 30, 2021:

Nonperforming Assets

Dollars in Thousands	June 30, 2022	December 31, 2021	June 30, 2021
Nonaccrual loans	$4,574	$8,961	$6,941
Loans past due 90 days and accruing interest	$-	$-	$579
Total nonperforming loans	$4,574	$8,961	$7,520
Other real estate owned, net	$-	$837	$2,257
Total nonperforming assets	$4,574	$9,798	$9,777
Nonperforming assets/Total assets	0.27%	0.60%	0.61%
Nonperforming assets/Total loans and other real estate owned, net	0.39%	0.88%	0.89%

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Virginia Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. As of June 30, 2022, both Delmarva and Virginia Partners branch operations were operating under normal lobby and drive-thru hours. In addition, the majority of Delmarva’s and Virginia Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on either a full-time or hybrid basis. Delmarva and Virginia Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Virginia Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. During round one of this program, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million, all of which were previously pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Beginning in the fourth quarter of 2020 and continuing through the fourth quarter of 2021, the Company received forgiveness payments from the Small Business Administration related to all of these loans. As of June 30, 2022, on a consolidated basis, the Company had no loans outstanding under round one of this program.

Beginning early in the first quarter of 2021, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under round two of this program. As of June 30, 2022, on a consolidated basis, the Company has directly originated and funded over 430 loans totaling approximately $30.9 million, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. As of June 30, 2022, on a consolidated basis, the Company had approximately $247 thousand in loans still outstanding under round two of this program. Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $11 thousand will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. At the peak, which occurred during the second quarter of 2020, the Company, on a consolidated basis, had approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of June 30, 2022, all of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have been paid off. As of June 30, 2022, on a consolidated basis, there were no loans outstanding with respect to which the Company has granted loan payment deferrals or payments of interest only.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries for credit exposure monitoring during this crisis.

The table below identifies these higher risk industries and the Company’s exposure to them as of June 30, 2022:

As of June 30, 2022
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$83,303	34	7.12%
Amusement Services	16,399	15	1.40%
Restaurants	61,347	71	5.25%
Retail Commercial Real Estate	52,557	63	4.50%
Movie Theatres	6,138	2	0.52%
Aviation	0	0	0.00%
Charter Boats/Cruises	1,471	2	0.13%
Commuter Services	39	3	0.00%
Manufacturing/Distribution	2,447	7	0.21%
Totals	$223,701	197	19.13%

*  Excludes loans originated under the PPP of the Small Business Administration.

As of June 30, 2022, there were no loans within these higher risk industries with respect to which the Company has granted loan payment deferrals.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “I am pleased with our operating results for the first six months of 2022 as both loan and deposit growth came in ahead of our internal targets. During the first half of 2022, the Company generated loan growth of 4.7% and finished the period maintaining strong asset quality. As a company, we have continued to focus on expanding and attracting new relationships in our existing and expansion markets. As a result of these efforts, the Company generated deposit growth of 3.6% during the six months ended June 30, 2022, including growth in non-interest bearing demand deposits of 13.7%, which now represent 37.5% of total deposits at June 30, 2022 as compared to 34.2% of total deposits at December 31, 2021. The Company’s expansion into the Greater Washington market has continued to occur faster than originally projected. As of June 30, 2022, that expansion has added $80.7 million in net loans and $88.0 million in total deposits, including $60.6 million in non-interest bearing demand deposits. With our asset sensitive balance sheet, combined with rising interest rates, strong loan growth, the deployment of excess liquidity, and an improved funding mix and cost, we are pleased to report an expanded net interest margin. During the three and six months ended June 30, 2022, our net interest margin improved by 0.08% and 0.02%, respectively, when compared to the same periods in 2021, and improved by 0.15% when compared to the first quarter of 2022. Despite the impact of $553 thousand in merger related expenses, lower net loan fees earned related to PPP loan forgiveness, and reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC due to a lower volume of loan closings during the first half of 2022, we are reporting improved earnings for the six months ended June 30, 2022, with net income attributable to the Company increasing by 62.6% when compared to the same period of 2021.”

Harrison continued, “As a Company, we continue to be very excited about becoming part of OceanFirst and are focused on the steps necessary to successfully complete the merger. Throughout the second half of 2022, our focus will continue to be finding ways to increase the efficiencies of our combined organization, maintaining asset quality, prudently growing our loan portfolio and deploying excess liquidity. While we expect that we will continue to face economic and operational challenges related to the ongoing COVID-19 pandemic, geopolitical disruption in financial markets and economies, and inflationary pressures, we believe we are poised to continue to benefit from the recent rise in interest rates through an expanded net interest margin. Despite these challenges, with our current levels of liquidity and capital, combined with our emphasis on total relationship banking as well as our current pipeline of opportunities, we believe we are well positioned to deliver solid growth, increased profitability and enhanced shareholder value.”

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia and operates a full service branch and commercial banking office in Reston, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.partnersbancorp.com, www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x10233, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 667-253-2904.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements related to the completion and benefits of the merger with OceanFirst, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including growth in the Greater Washington market and the anticipated effects thereof, margin expansion, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed merger with OceanFirst may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where OceanFirst and the Company do business, (2) deposit attrition, operating costs, customer losses and other disruptions to the parties’ businesses as a result of the announcement and pendency of the proposed merger, and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, (4) the risk that the integration of OceanFirst and the Company’s operations will be materially delayed or will be more costly or difficult than expected or that OceanFirst and the Company are otherwise unable to successfully integrate their businesses, (5) the outcome of any legal proceedings instituted against OceanFirst and/or the Company, (6) the failure to obtain governmental approvals required to complete the merger (and the risk that such governmental approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (7) reputational risk and potential adverse reactions of OceanFirst and/or the Company’s customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the proposed merger, (8) the failure of any of the closing conditions in the merger agreement to be satisfied on a timely basis or at all, (9) changes in interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (10) general business conditions, as well as conditions within the financial markets, including the impact thereon of geopolitical conflicts such as the military conflict between Russian and Ukraine, (11) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, increases in unemployment levels and inflation, recession and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (12) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic and the distribution and efficacy of vaccines, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (13) legislative or regulatory changes and requirements, including further legislative and regulatory changes related to the COVID-19 pandemic, (14) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (15) changes in the value of securities held in the Company’s investment portfolios, (16) changes in the quality or composition of the loan portfolios and the value of the collateral securing those loans, (17) changes in the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (18) demand for loan products, (19) deposit flows, (20) the strength of the Company’s counterparties, (21) competition from both banks and non-banks, (22) demand for financial services in the Company’s market area, (23) reliance on third parties for key services, (24) changes in the commercial and residential real estate markets, (25) cyber threats, attacks or events, (26) expansion of Delmarva’s and Virginia Partners’ product offerings, (27) changes in accounting principles, policies and guidelines, and elections by the Company thereunder, and (28) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission (“SEC”).

PARTNERS BANCORP

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,	December 31,
	2022	2021	2021
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$16,127,076	$13,940,087	$12,886,968
Interest bearing deposits in other financial institutions	275,550,942	247,575,735	297,901,913
Federal funds sold	24,738,347	66,595,917	28,039,854
Cash and cash equivalents	316,416,365	328,111,739	338,828,735
Investment securities available for sale, at fair value	135,420,461	118,954,612	122,020,826
Loans held for sale	3,055,943	4,928,534	4,064,312
Loans, less allowance for credit losses of $14,058,774 at June 30, 2022, $15,309,575 at June 30, 2021 and $14,655,654 at December 31, 2021	1,155,407,145	1,076,492,395	1,102,538,982
Accrued interest receivable	4,085,922	4,293,056	4,313,207
Premises and equipment, less accumulated depreciation	15,647,167	16,483,496	16,174,870
Restricted stock	4,932,200	4,869,456	4,869,456
Operating lease right-of-use assets	5,530,706	6,131,248	6,009,025
Finance lease right-of-use assets	1,618,607	1,755,514	1,687,059
Other investments	4,929,294	5,076,407	5,064,801
Bank owned life insurance	18,478,530	18,027,221	18,254,339
Other real estate owned, net	-	2,257,125	837,000
Core deposit intangible, net	1,793,880	2,353,684	2,060,463
Goodwill	9,581,668	9,581,668	9,581,668
Other assets	13,332,170	9,667,290	8,675,237
Total assets	$1,690,230,058	$1,608,983,445	$1,644,979,980

LIABILITIES
Deposits:
Non-interest bearing demand	$561,428,067	$477,252,559	$493,913,054
Interest bearing demand	153,086,286	145,109,355	159,420,637
Savings and money market	453,915,954	363,667,932	410,286,409
Time	326,917,618	421,739,165	379,255,563
	1,495,347,925	1,407,769,011	1,442,875,663
Accrued interest payable on deposits	217,363	327,453	279,943
Long-term borrowings with the Federal Home Loan Bank	25,983,929	26,642,500	26,313,214
Subordinated notes payable, net	22,191,469	24,126,051	22,168,305
Other borrowings	994,613	1,078,182	755,403
Operating lease liabilities	5,928,016	6,449,675	6,372,332
Finance lease liabilities	2,065,938	2,183,921	2,125,347
Other liabilities	2,713,150	3,061,692	2,722,266
Total liabilities	1,555,442,403	1,471,638,485	1,503,612,473

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares, issued and outstanding 17,961,699 as of June 30, 2022, 17,785,472 as of June 30, 2021 and 17,941,604 as of December 31, 2021, including 18,669 nonvested shares as of June 30, 2022, 58,824 nonvested shares as of June 30, 2021 and 28,000 nonvested shares as of December 31, 2021, respectively	179,430	177,266	179,136
Surplus	88,552,151	87,020,640	88,389,831
Retained earnings	55,695,309	48,038,517	51,304,840
Noncontrolling interest in consolidated subsidiaries	1,122,411	1,004,575	1,179,042
Accumulated other comprehensive (loss) income, net of tax	(10,761,646)	1,103,962	314,658
Total stockholders' equity	134,787,655	137,344,960	141,367,507
Total liabilities and stockholders' equity	$1,690,230,058	$1,608,983,445	$1,644,979,980

*  Derived from audited consolidated financial statements.

The amounts presented in the Consolidated Balance Sheets as of June 30, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	June 30,
	2022	2021
INTEREST INCOME ON:
Loans, including fees	$13,208,816	$13,330,400
Investment securities:
Taxable	516,065	326,739
Tax-exempt	180,747	220,231
Federal funds sold	63,248	9,299
Other interest income	554,188	117,005
	14,523,064	14,003,674

INTEREST EXPENSE ON:
Deposits	1,125,996	1,736,280
Borrowings	507,565	553,655
	1,633,561	2,289,935

NET INTEREST INCOME	12,889,503	11,713,739
Provision for credit losses	319,000	858,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	12,570,503	10,855,739

OTHER INCOME:
Service charges on deposit accounts	248,927	181,585
Gains on sales and calls of investment securities	-	5,559
Impairment (loss) on restricted stock	(1,182)	-
Mortgage banking income	426,711	940,198
Gains on sales of other assets	-	706
Other income	778,213	1,087,341
	1,452,669	2,215,389

OTHER EXPENSES:
Salaries and employee benefits	5,504,330	5,475,746
Premises and equipment	1,400,337	1,218,101
Amortization of core deposit intangible	131,649	151,538
(Gains) losses and operating expenses on other real estate owned	(2,190)	152,294
Merger related expenses	156,769	-
Other expenses	2,722,927	3,111,945
	9,913,822	10,109,624

INCOME BEFORE TAXES ON INCOME	4,109,350	2,961,504

Federal and state income taxes	925,600	673,879

NET INCOME	$3,183,750	$2,287,625
Net (income) attributable to noncontrolling interest	$(3,954)	$(124,375)
Net income attributable to Partners Bancorp	$3,179,796	$2,163,250

Earnings per common share:
Basic	$0.177	$0.122
Diluted	$0.177	$0.122

The amounts presented in these Consolidated Statements of Income for the three months ended June 30, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
INTEREST INCOME ON:
Loans, including fees	$26,103,285	$26,236,463
Investment securities:
Taxable	912,204	447,701
Tax-exempt	364,531	444,831
Federal funds sold	80,321	19,405
Other interest income	716,380	254,541
	28,176,721	27,402,941

INTEREST EXPENSE ON:
Deposits	2,369,225	3,594,820
Borrowings	1,013,119	1,160,212
	3,382,344	4,755,032

NET INTEREST INCOME	24,794,377	22,647,909
Provision for credit losses	384,000	2,598,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	24,410,377	20,049,909

OTHER INCOME:
Service charges on deposit accounts	472,020	350,696
Gains on sales and calls of investment securities	-	19,793
Impairment (loss) on restricted stock	(1,182)	-
Mortgage banking income	717,968	2,108,679
Gains on sales of other assets	-	1,405
Other income	1,556,129	1,988,926
	2,744,935	4,469,499

OTHER EXPENSES:
Salaries and employee benefits	11,079,587	10,945,766
Premises and equipment	2,880,875	2,475,024
Amortization of core deposit intangible	266,583	306,361
(Gains) losses and operating expenses on other real estate owned	(9,515)	148,169
Merger related expenses	552,664	-
Other expenses	5,530,154	6,074,731
	20,300,348	19,950,051

INCOME BEFORE TAXES ON INCOME	6,854,964	4,569,357

Federal and state income taxes	1,621,934	1,007,073

NET INCOME	$5,233,030	$3,562,284
Net loss (income) attributable to noncontrolling interest	$55,527	$(309,390)
Net income attributable to Partners Bancorp	$5,288,557	$3,252,894

Earnings per common share:
Basic	$0.294	$0.183
Diluted	$0.293	$0.183

The amounts presented in these Consolidated Statements of Income for the six months ended June 30, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.